CERTIFICATE OF INCORPORATION OF

                              Romantic Scents, Inc.

                Under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the proposed corporation is Romantic Scents, Inc.

SECOND: The purpose or purposes for which this corporation is formed, are as follows: to wit:

     To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring consent or approval of any state official, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of Dutchess, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200). All such shares are to be without par value and are to be of one class.

FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                                    Richard Hubbard
                                    Booth Court, RD 1 Box 6
                                    Millbrook, NY 12545

SIXTH: A director of the corporation shall not be liable to the corporation or its shareholders for damages for any breach of duty in such capacity except for:

(a) liability if a judgement or other final adjudication adverse to a director established that his or her acts or ommissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated BCL session 719: or

(b)  liability for any act or omission prior to the adoption of this provision.

The undesigned incorporator, or each of them if there are more than one, is of the age of eighteen years or over.

IN WITNESS WHEREOF, this certificate has been subscribed on the eighteenth day of June, 1999 by the undersigned who affirm(s) that the statements made herein are true under penalties of perjury.

                                            /s/ Richard Hubbard
                                                Incorporator

Name and Address of Incorporator:           Richard Hubbard
                                            Booth Court, RD 1 Box 6
                                            Millbrook, NY 12545